Exhibit 99.1

Hexion Inc. 180 East Broad Street Columbus, OH 43215 hexion.com	NEWS RELEASE
Hexion Inc. Completes Balance Sheet De-Leveraging

Emerges from Chapter 11 in a Strong Financial Position to Support Long-Term Growth

Poised to Reinvest in Value-Driving Platform, Led By Differentiated Specialty Chemical Product Portfolio, World-Class R&D, Global Manufacturing Footprint and Sustainable Practices

COLUMBUS, Ohio - July 1, 2019 - Hexion Inc. (“Hexion” or the “Company”) today announced that it has successfully completed its balance sheet de-leveraging and emerged from Chapter 11. As a result of this process, Hexion has reduced its debt by more than $2.0 billion, received an infusion of $300 million in equity capital through a rights offering and raised approximately $2.0 billion in exit financing. With a strengthened capital structure and substantial free cash flow after debt service, Hexion is now well-positioned to make substantial reinvestments into its businesses to fuel strategic growth and drive value for its stakeholders.

Throughout the bankruptcy court-supervised process, Hexion’s global operations continued uninterrupted, providing customers with high-quality products and service. The de-leveraging plan has provided for payment in full to the Company’s trade creditors.

“We are moving forward with significantly less debt and greater financial flexibility, which enhances our competitive position and ability to create long-term value for our stakeholders,” said Craig A. Rogerson, President and CEO. “As an appropriately capitalized market leader with substantial free cash flow generation capabilities and a lower interest burden, we will continue to enhance our value-creating platform by accelerating new product development. Our growth strategy will be driven by investments in innovative products using our research and development capabilities and strategic partnerships, capitalizing on our global manufacturing footprint and commitment to sustainability. Going forward, we are well-positioned to take advantage of our operational momentum.”

Mr. Rogerson continued, “Our expedited emergence is a testament to the hard work and dedication of our associates, as well as the continued support of our customers and suppliers around the world. Our entire team is intensely focused on safely and efficiently delivering high-quality products and service for all of our customers.”

Compelling Value Drivers

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Global specialty chemical company with leading market positions generating strong free cash flow. Hexion is the global leader in Forest Products and Epoxy, Phenolic and Coatings resins, maintaining #1 or #2 market positions representing approximately 80% of sales.

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Industry-leading Research & Development (R&D) and technical service capabilities. Through its continued investments in R&D, between 2014 and 2018 Hexion has derived approximately 20% of its total revenues from new products.

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Commitment to developing sustainable solutions. Hexion continues to further align its product portfolio with leading sustainability practices. The Company’s forest product resins allow natural, renewable resources to be used in building products instead of energy intensive steel and concrete, and the use of wood in building construction allows for the long-term sequestration of carbon. Specialty epoxy resins enable “green energy” by supplying composite materials for the wind energy market. Hexion’s waterborne coatings offer a low volatile organic compound (VOC) solution compared to solvent-borne coatings.

Advisors

Latham & Watkins LLP is serving as legal counsel, Moelis & Company LLC served as financial advisor, and AlixPartners, LLP served as restructuring advisor to Hexion.

About the Company

Based in Columbus, Ohio, Hexion Inc. is a global leader in thermoset resins. Hexion Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Additional information about Hexion Inc. and its products is available at www.hexion.com.

Forward-Looking and Cautionary Statements

Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “might,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the effectiveness of the overall restructuring activities pursuant to the Chapter 11 filings and any additional strategies that we may employ to address our liquidity and capital resources, the actions and decisions of creditors, regulators and other third parties that have an interest in the Chapter 11 cases, restrictions on us due to the terms of the credit facilities we entered into in connection with emerging from chapter 11, effects of disruption from the Chapter 11 cases and any restructuring transactions, the timing for resolving and any impact of the network security incident, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the loss of, or difficulties with the further realization of, cost savings in connection with our strategic initiatives, the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations and related compliance and litigation costs and the other factors listed in the Risk Factors section of our SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section of our most recent filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Contacts

John Kompa
614-225-2223
john.kompa@hexion.com

or

Michael Freitag / Meaghan Repko / Dan Moore
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449